Article VI, Section 7.  Shareholder Claims.

Notwithstanding anything in these By-laws to the contrary, to the fullest extent permitted by law, in the event that (i) any current or prior shareholder or anyone on their behalf (a “Claiming Party”) initiates any action, suit or proceeding, whether civil, criminal, administrative or investigative or asserts any claim or counterclaim (each, a “Claim”) or joins, offers substantial assistance to or has a direct financial interest in any Claim against the Trust (including any Claim purportedly filed on behalf of any other shareholder) and/or any trustee, officer, employee or affiliate thereof (each, a “Trust Party”), and (ii) the Claiming Party (or the third party that received substantial assistance from the Claiming Party or in whose Claim the Claiming Party had a direct financial interest) does not obtain a judgment on the merits that substantially achieves, in substance and amount, the full remedy sought, then each Claiming Party shall be obligated jointly and severally to reimburse the applicable Trust Party for all fees, costs and expenses of every kind and description (including, but not limited to, all reasonable attorneys’ fees and other litigation expenses) that the applicable Trust Party may incur in connection with such Claim.  If any provision (or any part thereof) of this Section 7 shall be held to be invalid, illegal or unenforceable facially or as applied to any circumstance for any reason whatsoever: (1) the validity, legality and enforceability of such provision (or part thereof) in any other circumstance and of the remaining provisions of this Section 7 (including, without limitation, each portion of any subsection of this Section 7 containing any such provision (or part thereof) held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby, and (2) to the fullest extent permitted by law, the provisions of this Section 7 (including, without limitation, each such portion containing any such provision (or part thereof) held to be invalid, illegal or unenforceable) shall be construed for the benefit of the Trust to the fullest extent permitted by law so as to (a) give effect to the intent manifested by the provision (or part thereof) held invalid, illegal or unenforceable, and (b) permit the Trust to protect its trustees, officers, employees and agents from personal liability in respect of their good faith service.  Any person or entity purchasing or otherwise acquiring any interest in the shares of beneficial interest of the Trust shall be deemed to have notice of and consented to the provisions of this Section 7.